Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 12, 2026 (except for the effects of the reverse stock split described in Note 17, as to which the date is April 13, 2026), with respect to the consolidated financial statements of Alamar Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-294697) and related Prospectus of Alamar Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

April 16, 2026